Exhibit 99.1

[QUICKSILVER LOGO]

PRESS RELEASE

INVESTOR RELATIONS: Quicksilver Resources John Gremillion (817) 665-4834	MEDIA RELATIONS: Ward Creative Communications Mickey Gentry (713) 869-0707 Shelley Eastland (713) 468-5304

FOR IMMEDIATE RELEASE

August 13, 2003

Quicksilver Resources Announces Second Quarter 2003 Results

FORT WORTH, TEXAS (August 13, 2003) – Quicksilver Resources Inc. (NYSE: KWK) today reported second quarter 2003 net income of $1.1 million, on revenues of $33.1 million, or five cents per diluted share. The company’s comparative second quarter 2002 net income was $3.7 million (18 cents per diluted share) on revenues of $31.0 million. Second quarter 2003 earnings were negatively affected by the following three items: the net after-tax effects of $2.5 million (11 cents per diluted share) interest expense related to the refinancing of subordinated notes; additional operating expense of $.4 million (two cents per diluted share) due to settlement of litigation and other issues; and $.9 million (four cents per diluted share) due to reduced revenue caused by outages in third party operated facilities. The company is reporting these items to provide data that is more comparable to estimates provided by securities analysts and bankers enabling them to evaluate the company’s performance and operational trends as compared to peer companies.

Net income for the first six months of 2003 was $7.5 million on revenue of $70.6 million, or 35 cents per diluted share before a one-time charge related to the cumulative effect of implementing an accounting change, which reduced net income by 11 cents per diluted share. This compares to first six months 2002 net income of $5.9 million on revenue of $59.9 million or 29 cents per diluted share. For the six-month period ended June 2003, net cash from operating activities, as presented in the attached Condensed Consolidated Statements of Cash Flows, was $23.7 million, as compared to $11 million for the same period in 2002.

Production

Natural gas production for the second quarter of 2003 was 8.1 billion cubic feet (Bcf), or 89 million cubic feet per day (Mmcf/d), versus 7.9 Bcf for the same period in 2002. The price realized for the company’s gas production in the second quarter of 2003 averaged $3.30 per thousand cubic feet (Mcf) compared to $2.71 per Mcf received in the same period of 2002. Natural gas, including natural gas liquids, comprised 87 percent of the company’s total production in the second quarter of 2003.

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Quicksilver second quarter results—page 2/7

Crude oil production for the 2003 second quarter was 212,000 barrels, or 2,331 barrels per day as compared to 231,000 barrels of production in the second quarter of 2002. Oil prices realized for the second quarter of 2003 averaged $24.01 per barrel versus $22.28 for the prior year second quarter.

Natural gas liquids production for the second quarter 2003 was 27,000 barrels versus 34,000 barrels in the second quarter of 2002. The price realized for natural gas liquids averaged $28.57 in the second quarter of 2003 compared to the average $15.99 realized in the second quarter of 2002.

Operations Update

Quicksilver’s Canadian coal bed methane (CBM) projects are on track to increase Canadian production to 15 Mmcf/d by the end of the year. The company will continue exploration and pilot programs in all six of its joint ventures. To date in 2003, 108 of a planned 176 wells have been drilled and 33 of a planned 35 previously existing well bores have been re-completed for CBM and sand production. Fifty-three of the wells drilled or re-completed have been exploration or pilot wells. The company continues to see good results over a large geographic area, in line with expectations. The Horseshoe Canyon coals on MGV acreage continue to produce water-free over a north-south distance of 120 miles.

In the Gayford and Beiseker areas, 87 development wells have been drilled or re-completed in 2003 and will be produced into sales as two new gas processing plants are completed. The new gas processing facility in Beiseker initiated deliveries to sales on August 8th with four wells producing over one Mmcf/d, and production volumes will increase over the next two months as tie-ins are finalized. In the Gayford area, where the company is selling 2.8 Mmcf/d of existing CBM production, the new gas processing facility is scheduled for completion in October. Since the beginning of the year, 40 miles of pipeline have been installed in these areas with plans to complete 100 miles before the end of 2003.

Quicksilver is pleased to announce a joint venture with Ice Energy Limited that was initiated last winter. The joint venture has drilled ten exploration or pilot wells and re-completed nine previously existing well bores. This joint venture is on 87,000 gross acres in central Alberta, targeting both CBM and conventional gas targets, with a 50 percent working interest to MGV Energy Inc., Quicksilver’s Canadian subsidiary. The company is in the planning stages of a CBM development program to be on stream in the first quarter of 2004 in the Ice Energy joint venture area.

In its Indiana/Kentucky New Albany shale production area, Quicksilver has drilled 59 net wells year-to-date during 2003. The company’s 12-mile 100-million cubic-feet-per day “Cardinal Pipeline,” connecting Indiana and Kentucky into the interstate pipeline market, is scheduled for completion in September. The 59 wells drilled year-to-date will be completed and tied-in once the pipeline is completed. The company is on schedule to complete its goal of drilling and completing 85 wells in this area by year-end 2003.

The company has budgeted 56 net Michigan Antrim shale wells by year-end 2003 with 40 gross (30 net) completed by mid-August 2003.

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Quicksilver second quarter results—page 3/7

Glenn Darden, Quicksilver’s president and chief executive officer commented on the second quarter results.

“While unexpected third party gas processing plant outages and tie-in delays caused less than projected production levels for the quarter, the growth picture for the company looks very good,” he said. “In both Canada and Indiana, field results are coming in ahead of expectations. Quicksilver will add significant production and reserves by year-end.”

Conference Call

Quicksilver has scheduled a conference call for Thursday, August 14, 2002 at 10 a. m. CDT, to discuss the second quarter results. Those wishing to participate should call 800-982-3654 (703-871-3021, if applicable) by 9:55 a. m. CDT. A digital replay of the conference call will be available at 2 p.m. CDT the same day, and will remain available for one week. Interested parties should call 888-266-2081 (703-925-2533, if applicable) and provide access code 201696.

About Quicksilver

Fort Worth, Texas-based Quicksilver Resources, named for the second consecutive year to Fortune Magazine’s list of America’s fastest-growing companies, is a natural gas and crude oil production company engaged in the development and acquisition of long-lived producing natural gas and crude oil properties. The company, widely recognized as a leader in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has U.S. offices in Gaylord, Michigan; Corydon, Indiana; and Cut Bank, Montana. Quicksilver also has the Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

FINANCIAL HIGHLIGHTS FOLLOW

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The statements in this press release regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are forward looking statements. Such statements involve risks of declining oil and gas prices, competition for prospects, possible increases in lifting costs, and other factors detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Quicksilver second quarter results—page 4/7

QUICKSILVER RESOURCES INC.

Unaudited Selected Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Production:
Natural gas (MMcf)	8,075	7,942	16,729	15,864
Oil (MBbls)	212	231	427	473
NGL (MBbls)	27	34	61	60
Total (MMcfe)	9,506	9,533	19,661	19,059

Average Daily Production:
Natural gas (Mcf)	88,731	87,273	92,426	87,646
Oil (Bbl)	2,331	2,540	2,361	2,612
NGL (Bbl)	292	376	339	330
Total (Mcfe)	104,467	104,766	108,625	105,299

Average Sales Price Per Unit (excluding effects of hedging):
Natural gas (per Mcf)	$4.46	$3.01	$4.83	$2.72
Oil (per Bbl)	$25.07	$22.28	$27.35	$19.74
NGL (per Bbl)	$28.57	$15.99	$24.00	$13.70
Total (per Mcfe)	$4.42	$3.10	$4.78	$2.79

Average Sales Price Per Unit (including effects of hedging):
Natural gas (per Mcf)	$3.30	$2.71	$3.44	$2.65
Oil (per Bbl)	$24.01	$22.28	$24.59	$19.74
NGL (per Bbl)	$28.57	$15.99	$24.00	$13.70
Total (per Mcfe)	$3.41	$2.85	$3.54	$2.73

Expense per Mcfe:
Production cost	$1.19	$0.95	$1.09	$1.00
Production taxes	$0.22	$0.15	$0.24	$0.13
General and administrative expenses	$0.23	$0.23	$0.21	$0.23
Depletion, depreciation and amortization	$0.78	$0.78	$0.77	$0.78

Quicksilver second quarter results—page 5/7

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except for share data—Unaudited

	June 30, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$21,448	$9,116
Accounts receivable	22,900	21,075
Current deferred income taxes	13,030	9,045
Inventories and other current assets	7,651	5,540

Total current assets	65,029	44,776

Investments in and advances to equity affiliates	9,235	10,219

Properties, plant and equipment – net (“full cost”)	524,562	470,078

Other assets	3,950	4,465

	$602,776	$529,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$951	$951
Accounts payable	10,721	14,931
Accrued derivative obligations	37,480	26,362
Accrued liabilities	29,662	26,210

Total current liabilities	78,814	68,454

Long-term debt	290,747	248,493

Derivative obligations	23,929	26,387

Asset retirement obligations	13,328	234

Deferred income taxes	60,854	57,065

Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 1 share issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 23,771,365 and 23,663,447 shares issued, respectively	238	237
Paid in capital in excess of par value	114,291	114,113
Treasury stock of 2,576,407 and 2,570,502 shares, respectively	(10,240)	(10,099)
Accumulated other comprehensive income	(33,233)	(34,170)
Retained earnings	64,048	58,824

	135,104	128,905

	$602,776	$529,538

Quicksilver second quarter results—page 6/7

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

In thousands, except for per share data – Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Revenues
Oil, gas and related product sales	$32,457	$27,191	$69,544	$52,119
Other revenue	638	3,809	1,067	7,780

Total revenues	33,095	31,000	70,611	59,899
Expenses
Oil and gas production costs	13,428	10,526	26,030	21,605
Other operating costs	343	306	781	643
Depletion, depreciation and accretion	7,381	7,424	15,182	14,806
General and administrative	2,172	2,213	4,206	4,356

Total expenses	23,324	20,469	46,199	41,410

Income (loss) from equity affiliates	347	(248)	653	(29)

Operating income	10,118	10,283	25,065	18,460

Other (income) expense-net	(43)	(284)	13	(448)
Interest expense	8,235	4,894	13,127	9,838

Income before income taxes and cumulative effect of change in accounting principle	1,926	5,673	11,925	9,070
Income tax expense	817	1,983	4,404	3,208

Net income before cumulative effect of change in accounting principle	1,109	3,690	7,521	5,862
Cumulative effect of change in accounting principle, net of tax	—	—	2,297	—

Net income	$1,109	$3,690	$5,224	$5,862

Basic net income per common share:
Net income before cumulative effect of accounting change	$0.05	$0.19	$0.36	$0.30
Cumulative effect of accounting change, net of tax	—	—	(0.11)	—

Net income	$0.05	$0.19	$0.25	$0.30

Diluted net income per common share:
Net income before cumulative effect of accounting change	$0.05	$0.18	$0.35	$0.29
Cumulative effect of accounting change, net of tax	—	—	(0.11)	—

Net income	$0.05	$0.18	$0.24	$0.29

Weighted average common shares outstanding:
Basic	21,163	19,867	21,133	19,448
Diluted	21,621	20,454	21,605	20,074

Quicksilver second quarter results—page 7/7

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands-Unaudited

	For the Six Months Ended June 30,
	2003	2002
Operating activities:
Net income	$5,224	$5,862
Charges and credits to net income not affecting cash
Cumulative effect of accounting change, net of tax	2,297	—
Depletion, depreciation and accretion	15,182	14,806
Deferred income taxes	4,294	3,174
Recognition of unearned revenues	507	(5,024)
(Income) loss from equity affiliates	(653)	29
Non-cash gain from hedging activities	(1,189)	(47)
Amortization of deferred loan costs	2,022	832
Other	(38)	281
Changes in assets and liabilities, net of acquisition
Accounts receivable	(700)	1,993
Inventory, prepaid expenses and other	(1,157)	(671)
Accounts payable	(4,260)	(3,647)
Accrued liabilities and other	2,179	(6,545)

Net cash from operating activities	23,708	11,043

Investing activities:
Development and exploration costs and other property additions	(54,002)	(20,290)
Purchase of Voyager Compression Services assets	(684)	—
Distributions and advances from equity affiliates – net	860	508
Proceeds from sale of assets	71	1,205

Net cash used for investing activities	(53,755)	(18,577)

Financing activities:
Notes payable, bank proceeds	97,000	7,000
Principal payments on long-term debt	(53,804)	(9,403)
Deferred financing costs	(1,360)	(1,398)
Issuance of common stock, net of issuance costs	543	16,788
Payments to acquire common stock	—	(189)

Net cash from financing activities	42,379	12,798

Net increase in cash and cash equivalents	12,332	5,264

Cash and cash equivalents at beginning of period	9,116	8,726

Cash and cash equivalents at end of period	$21,448	$13,990